Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Exicure, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-222999) on Form S-8 of Exicure, Inc. and subsidiary of our report dated March 9, 2018, with respect to the balance sheets of Exicure, Inc. as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related financial statement schedule (collectively, the financial statements), which report appears in the December 31, 2017 annual report on Form 10-K of Exicure, Inc.

(signed) KPMG LLP

Chicago, Illinois
March 9, 2018